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                                                                                                                 EXHIBIT 12

                       UNITED TECHNOLOGIES CORPORATION AND SUBSIDIARIES
                      Computation of Ratio of Earnings to Fixed Charges
                                    (Millions of Dollars)


                                                                                 Years Ended December 31,

                                                               1997          1996          1995          1994          1993
Fixed Charges:
  Interest on indebtedness                               $      195    $      221    $      244    $      275    $      251
  Interest capitalized                                           11            16            16            19            29
  One-third of rents*                                            87            87            88           101           115

  Total Fixed Charges                                    $      293    $      324    $      348    $      395    $      395

Earnings:
  Income (loss) before income taxes
  and minority interests                                 $    1,764    $    1,560    $    1,344    $    1,076    $      909

  Fixed charges per above                                       293           324           348           395           395
  Less: interest capitalized                                    (11)          (16)          (16)          (19)          (29)
                                                                282           308           332           376           366

  Amortization of interest capitalized                           37            38            41            43            42

  Total Earnings                                         $    2,083    $    1,906    $    1,717    $    1,495    $    1,317

Ratio of Earnings to Fixed Charges                             7.11          5.88          4.93          3.78          3.33



*  Reasonable approximation of the interest factor.


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